SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


       Date of Report (date of earliest event reported): OCTOBER 13, 1997


                                HEALTHWATCH, INC.
             (Exact name of registrant as specified in its charter)


                                    MINNESOTA
                 (State or other jurisdiction of incorporation)



       0-11476                                            84-0916792
(Commission File Number)                       (IRS Employer Identification No.)



  2445 CADES WAY, VISTA, CALIFORNIA                          92083
(Address of principal executive offices)                   (Zip Code)



Registrant's telephone number, including area code:      (760) 598-4333



                                       N/A
          (Former name or former address, if changed since last report)

                                     PART I
ITEM 5. OTHER EVENTS.

         The Company has recently implemented actions to expand its products and services to include medical equipment and services for monitoring, capturing and managing medical information. This business is expected to include both the development and sale of medical equipment which captures information at the point of care and transmits the information automatically to other application processing systems such as registration, medical records and billing systems and the acquisition of healthcare system integrators in major metropolitan areas throughout the United States. The Company expects to begin marketing its new systems integration product during fiscal 1998.

         During October 1997, the Company expects to complete a series of transactions with HALIS, Inc., a Georgia corporation ("HALIS"), two officers and directors of HALIS; MERAD Corporation, a Georgia corporation ("MERAD"), which is a wholly-owned subsidiary of Paul Harrison Enterprises, Inc. ("PHE"), an affiliate of HALIS, and several shareholders of HALIS.

         These transactions follow the execution during August 1997, by HealthWatch and HALIS of a letter of intent which contemplated a merger of the two companies. HALIS, based in Atlanta, Georgia, is a publicly-traded company (OTC Bulletin Board Symbol: "HLIS"), which supplies information technology services focused on the healthcare industry. Utilizing advanced healthcare models and information technology, HALIS has developed the HALIS Health Care Enterprise System, a single program which integrates all of the major functions needed by clinics, hospitals, healthcare practices, payers, long-term care facilities, laboratories, pharmacies and home healthcare facilities. HALIS is implementing a corporate strategy which combines external acquisitions and internal sales growth.

         HALIS and HealthWatch had originally planned to merge. Following discussions, HALIS and HealthWatch determined that it would be preferable for the two companies to adopt a shared business development strategy, but for HealthWatch to remain a separate company. To implement this strategy, HealthWatch and HALIS have agreed to enter into a joint venture and co-marketing arrangement whereby HealthWatch and HALIS will share sales prospects and HealthWatch will develop technology and an integration database engine designed to monitor, capture and manage medical information at the point of care.

         In addition, the Company is to obtain a license from MERAD to certain artificial intelligence computer software and a multimedia database utility, and will retain MERAD to develop proprietary software technology which will be used to expand HealthWatch's product offerings to include products and services specifically focused on monitoring, capturing and managing medical information at the point of care. Further, Paul Harrison, Chairman of the Board, Chief Executive Officer and President of HALIS, has joined the HealthWatch Board of Directors; and Larry Fisher, a Director and Executive Vice-President, Chief Administrative Officer and Secretary of HALIS has agreed to join the HealthWatch Board of Directors.

         PHE (an investment firm controlled by Mr. Harrison), Mr. Fisher and two non-affiliated shareholders of HALIS have exchanged 1,100,000 of their shares of HALIS common stock for 4,400,000 shares of the Company's common stock, the exchange ratio being based on the market value for each company's common stock at the time that the transaction was negotiated, HALIS has invested $125,000 in HealthWatch and private investors are investing $500,000 in HealthWatch, $405,000 of which had been invested as of October 13, 1997. In addition, during July and August, 1997, an additional $90,433 was raised through the sale of the Company's securities. Following these transactions, HALIS and its affiliates owned approximately 30% of the Company's then outstanding shares of common stock.

         Set forth below is a proforma balance sheet for HealthWatch as of August 31, 1997, adjusted to reflect HealthWatch's investment in HALIS common stock and the sale of the Company's securities (an aggregate of 1,450,000 shares for $440,000) which occurred between August 31, 1997 and October 13, 1997.

                                HEALTHWATCH, INC.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                           August 31, 1997 (unaudited)


Assets
------
                                           Actual      As Adjusted
                                         -----------   -----------
Current Assets
   Cash and marketable securities        $     5,114   $ 2,457,614
   Accounts Receivable, net
      of allowance for doubtful
      accounts of $23,165                     97,941        97,941
   Subscription Receivable                    87,500          --
   Other current assets                      692,942       692,942
                                         -----------   -----------
            Total current assets             883,497     3,248,497

   Property and equipment, net                58,665        58,665
   Intangible assets, net                    881,238       881,238
   Other assets                               42,769        42,769
                                         -----------   -----------
            Total Assets                 $ 1,866,169   $ 4,231,169
                                         ===========   ===========


Liabilities and Shareholders' Equity
------------------------------------

   Current liabilities                   $ 1,445,383   $ 1,445,383

   Shareholders' equity                      284,575       694,075
      Common Stock, $.07 par
      value 4,085,352 and 9,935,352
      shares, respectively

      Additional paid-in-capital          14,725,978    16,681,478
      Accumulated deficit                [14,542,868]  [14,542,868]
      Equity adjustment from foreign
         currency translation                [46,899]      [46,899]
                                         -----------   -----------

            Total Shareholders' Equity       420,786     2,785,786
                                         -----------   -----------
            Total Liabilities and
              Shareholders' Equity       $ 1,866,169   $ 4,231,169
                                         ===========   ===========

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf of the undersigned thereunto duly authorized.


Dated:   October 17, 1997                 HEALTHWATCH, INC.


                                          By /s/ Annette D. Agner
                                             Annette D. Agner
                                             Chief Financial Officer


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